Exhibit 99.1

Farmland Partners Inc. Issues Correction to Its Press Release Dated May 9, 2016

DENVER, May 20, 2016 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today announced corrections to certain non-GAAP financial measures for the quarter ended March 31, 2016, which were previously reported in the Company’s press release issued on Monday, May 9, 2016 (the “Original Release”).

The corrections to the non-GAAP financial measures presented in the Original Release relate solely to a $145,000 reduction to Crop year adjusted revenue and the Crop year revenue adjustment” line items, each as reflected in the table below. See “Non-GAAP Financial Measures” below. As a result of the correction, Crop year adjusted revenue decreased from $5.79 million to $5.65 million. The corrections have no impact on the previously reported operating revenues of $4.69 million or other measures prepared in accordance with GAAP in the Company’s unaudited financial statements for the quarter ended March 31, 2016.

The following sets forth the details of the corrections:

(in thousands except per share amounts)	Previously Reported	As Corrected	Change
Net loss	$(1,930)	$(1,930)	—
Depreciation and depletion	317	317	—
FFO	(1,613)	(1,613)	—

Crop year revenue adjustment	1,101	956	(145)
Stock based compensation	243	243	—
Indirect equity offering costs	24	24	—
Real estate acquisition and due diligence costs	2,371	2,371	—
Dividends on Preferred units	(283)	(283)	—
AFFO	$1,843	$1,698	(145)

AFFO per share data, fully diluted:

AFFO common shares, fully diluted	17,030	17,030	—
U.S. GAAP income (loss) per share	$(0.15)	$(0.15)	—
Income available to redeemable non-controlling interest and non-controlling interest in Operating Partnership	0.05	0.05	—
Depreciation and depletion	0.02	0.02	—
Crop year revenue adjustment	0.0646	0.0561	(0.0085)
Stock based compensation	0.01	0.01	—
Indirect equity offering costs	—	—	—
Real estate acquisition and due diligence costs	0.14	0.14	—
Dividends on Preferred units	(0.02)	(0.02)	—
AFFO per share, fully diluted	$0.1082	$0.0997	(0.0085)

Crop Year Adjusted Revenue
Total operating revenues	$4,692	$4,692	—
Crop year revenue adjustment	1,101	956	(145)
Crop Year Adjusted Revenue	5,793	5,648	(145)

Adjusted EBITDA
Net income (loss)	$(1,930)	$(1,930)	—
Interest expense	3,854	3,854	—
Income tax expense	—	—	—
Depreciation and depletion	317	317	—
EBITDA	$2,241	$2,241	—

Crop year revenue adjustment	1,101	956	(145)
Stock based compensation	243	243	—
Indirect equity offering costs	24	24	—
Real estate related acquisition and due diligence costs	77	77	—
Adjusted EBITDA	$3,686	$3,541	(145)

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. The Company’s portfolio is comprised of 265 farms with an aggregate of 111,107 acres (including five farms totaling 1,973 acres under contract) in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South

Carolina, Texas and Virginia. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA, and Crop Year Adjusted Revenue. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA, Adjusted EBITDA and Crop Year Adjusted Revenue, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year revenue adjustment, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Crop Year Adjusted Revenue

In accordance with GAAP, rental payments are recognized as income on a straight-line basis over the terms of the respective leases.  With respect to leases entered into on acquired property, the crop year revenue adjustment represents the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  This application results in income recognition that can differ significantly from the current GAAP accounting.  By adjusting for this item, we believe crop year adjusted revenue more accurately reflects the revenue earned in a given fiscal quarter or year. This metric should be considered along with, but not as an alternative to, GAAP revenue as a measure of our operating performance

Contact:

Luca Fabbri

Farmland Partners Inc.

Chief Financial Officer

Phone: (720) 452-3100

Email: luca@farmlandpartners.com